SETTLEMENT AGREEMENT

This Agreement is between Neptune Industries, Inc., which is currently under Chapter 11 bankruptcy protection under the direction of a U.S. Bankruptcy Trustee, [collectively "Neptune"] and Ernest Papadoyianis, Sal Cherch, the inventors of technology currently referred to as "Aqua-Sphere" and are the owners of Closed Containment Systems, Inc (CCS), acting as individuals (the "Inventors").

It is understood that the parties have had previous discussions and negotiations for the purpose of attempting to resolve issues or disputes which the parties feel would be beneficial to the creditors and shareholders of Neptune and the parties hereto.

The parties agree that any understanding set forth herein will not be binding upon the parties until such time a majority of the Note Holders have voted their Consent to the terms and conditions agreed to by the parties herein, and until such time as the dismissal of the bankruptcy occurs either by the Trustee accepting, in writing, the terms and conditions agreed to by the parties, or the Bankruptcy Court issuing an order for dismissal or acceptance of a reorganization plan. Any separate agreements, conveyances, documents deemed necessary to carry out this agreement by the parties will be negotiated and executed in good faith by the parties within ten days from the date this Agreement is binding on all of the parties as provided herein, or on such earlier date as the parties may agree. Any subsequent approvals deemed necessary from the Note Holders and/or Share Holders will be addressed after the withdrawal procedure from the Bankruptcy is complete.

This document is privileged and confidential and is being offered in good faith, without prejudice.

As a precursor to, and a basis for, the terms proposed below, the parties have verbally acknowledged that there are several fundamental matters that form the nucleus of an agreement going forward:

1. Both the Note holders and the Inventors have suffered significant financial damages from the financial dissolution of Neptune.

2. As both parties look to re-group and move forward in their respective directions, there are no guarantees that either side will be successful in raising the necessary capital to move their business models forward, and if such capital is raised, that either party will be successful in actualizing their respective business models. As such, there can be no guarantees that either of the parties will recuperate monies lost. Both parties agree that they must remain free of restrictions that would compromise their abilities to attract outside investment, and make their businesses successful.

3. That the synergy of cooperation between the parties can be a significant factor to their future success and the ability to recuperate prior financial losses.

Neptune consents and agrees to the following:

1. Neptune will not contest that the Aqua-Sphere technology, its patents, trademarks, ancillary intellectual Property, etc. are the sole and exclusive property of the Inventors, and that any and all prior rights of Neptune have been terminated and neither the Note holders nor Neptune have any rights or claims in any capacity, now or in the future, to the Aqua-Sphere

Technology unless such Licensing rights are agreed to in a new agreement by both parties at a future date or unless as otherwise provided herein.

2. **Neptune and the Inventors hereby agree to the following transaction**: Neptune agrees to convey 100% of the stock in Aqua Biologics, Inc., including all of the assets of the corporation including: the Ento Protein technologies, its patents, trademarks, research reports, bio-pod tanks, etc.; all corporate names, logos, websites, business plans, ancillary intellectual property, etc.; all equipment related to the Lake Linda site including but not limited to air blowers, floating docks, algae equipment, trailers, generators, solar panels, welding equipment, and tools; and any claim that Neptune might have to the Aqua-Sphere technology, but not including any debts or liabilities incurred after the date of filing of the Chapter 11 filing for Neptune, to the Inventors. In exchange and as consideration for such conveyance, Inventors agree to surrender back to Neptune all ownership, except as otherwise specifically provided herein, including but not limited to: common & preferred shares, as well as, all Notes., Warrants, accrued salaries and interest they hold in Neptune.

3. The Inventors shall receive shares equivalent to 3% of the recapitalized Neptune stock after withdrawal from the Chapter 11 proceedings. This equity interest shall dilute on a pari passu basis to other equity in Neptune for all financing.

4. Neptune shall issue a release to the Inventors from any claim or action on behalf of the Company pertaining to this transaction or from the Inventors' previous association as officers and directors of Neptune.

5. Neptune shall provide labor to assist the Inventors in securing and removing certain personal property of the Inventors, including a Siemens solar panel, 2 boat motors, and storage trailer currently located at the Farm site known as Blue Heron Aquaculture, Inc., in Florida City, Florida.

6. The Parties mutually agree that the Investors, either individually or cumulatively, shall have the option of joining the Inventors and others in a lawsuit against Dawson James et al, after having reviewed documents and information pertaining to the suit.

7. Company credit cards, secured personally be the Inventors, shall be paid in full, and Inventors shall be reimbursed for monies paid personally on these cards from the time of the bankruptcy filings to present. In addition, the Company's former directors incurred debts relating to three months of insurance payments that were the responsibility of the trustee. Such payments shall occur following the withdrawal of the bankruptcy, or alternatively the Chapter 11 reorganization plan. In addition, the payments shall be dispersed out of the proceeds of the first Neptune offering as follows; payment of the current credit card balances due as of the date of this agreement in an amount not to exceed $15,500 out of the first $300,000 in proceeds raised; and the balance due once a total of $750,000 has been raised, or when cash flow permits, whichever occurs first. Such total amount payable shall be in accordance with the actual credit card bills, and insurance premiums, and should not exceed $43,200. This amount will be subject to audit and will be paid as verified.

The Inventors consent and agree to the following:

1. The Inventors, Note holders, future Directors and consultants shall work cooperatively on a best efforts basis to negotiate a new or extended lease for the Blue Heron Farm from the South Florida Water Management District. It is understood however, that none of the parties have control on the decisions of the SFWMD and therefore cannot guarantee that such efforts will be successful.

2. The Inventors shall grant Neptune a 3% ownership in CCS and Aqua Biologics, Inc. This equity interest shall dilute on a pari passu basis to other equity in CCS and Aqua Biologics, Inc. for all financing

3. The inventors shall grant a 10 year non-exclusive Licensing Agreement to Neptune for Aqua-Sphere. Such agreement would allow Neptune to purchase Aqua-Sphere systems from the Inventors at retail pricing, and without prejudice, for Neptune's own use, on a worldwide basis. Additionally, the Licensing Agreement would grant Neptune the right to act as a non-exclusive sales agent for the Inventors, and provide payment to Neptune on a commission basis equal to Ten [10%] of the selling price of any "Aqua-Sphere" delivered by the Inventors as a result of the efforts of Neptune.

4. The Inventors shall turn over (if not done so already) all information collected during its due diligence regarding any acquisition it was pursuing.

5. The Inventors agree to provide Neptune with a release or releases indemnifying Neptune and the Note holders from any action arising from this settlement agreement. or from the Inventors previous association as officers and directors of Neptune.

6. The Inventors and the co-plaintiffs will dismiss and remove Tom Fox, Newbridge Securities Corporation, Gerard Michael Joubert, and Steve Carbone, with prejudice in case # 09-80297 now pending in the U.S. District Court for the Southern District of Florida, from any matters brought or which could have been brought in said case. The prior Dismissal dated April 9, 2009, will be amended, at the time of the new dismissal filing, to dismiss and remove the listed parties "with prejudice".

7. Mr. Ernest Papadoyianis will agree to serve in the capacity of a management consultant under a contract to be negotiated subsequent to the signing of a formal agreement based on this Settlement Agreement. Mr. Papadoyianis would agree to serve as an officer or director of the new "Neptune", under such terms of a future consulting contract mutually agreeable to Neptune and Mr. Papadoyianis.

8. The Inventors will cancel 100% of their ownership in Neptune, except as otherwise specifically provided herein, including but not limited to all common stock, preferred stock (regardless of series), options, warrants, stock rights. The Inventors will also cancel all notes, claims, debts or obligations they may have with Neptune, except as may be specifically provided herein. The Inventors will execute irrevocable stock powers,

satisfactions of notes or other documents as may be reasonably requested by Neptune to accomplish the above within ten days from the date this Agreement is binding on all of the parties as provided herein, or on such earlier date as the parties may agree.

9. The Inventors agree to forfeit any accrued salaries and interest, currently held or due or payable to Messrs Cherch and Papadoyianis by Neptune and shall execute a release in favor of Neptune from any and all claims whatsoever within ten days from the date this Agreement is binding on all of the parties as provided herein, or on such earlier date as the parties may agree.

10. **ENTIRE AGREEMENT**. This Agreement constitutes the entire Agreement of, and supersedes any prior agreements or understandings between, the parties. No amendment, alteration or withdrawal of this Agreement shall be valid or binding unless made in writing and signed by the parties. Any purported amendment, modification or withdrawal which is oral shall be void and of no effect whatsoever.

11. **CHOICE OF LAWS; VENUE.** This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles; and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent jurisdiction in Broward County, Florida, and each party waives all objections to such jurisdiction and venue.

12. **NOTICES.** All notices required under this Agreement shall be deemed sufficient if forwarded to the parties by certified mail, and shall be deemed received upon the third business day after mailing. Such notices shall be mailed as follows:

To: Inventors:

Closed Containment Systems, Inc
14545 J Military Trail, Suite 167
Delray Beach, FL 33484
561-638-5974
561-638-5724 fax

To Neptune:

Neptune Industries, Inc.
40801 SW 232 Avenue
Florida City, FL 33034
305-248-0652
305-245-8365 fax

Each of the parties acknowledges that the voluntary dismissal of the bankruptcy case will not occur if: (i) a majority of the note holders do not vote in favor of this agreement; (ii) the administrative claims of bankruptcy case are not paid in full.

Signed and Agreed to:

FOR THE INVENTORS:

6/11/09

Ernest D. Papadoyianis Date

6-11-09

Xavier T. Cherch Date

For the Note holders on behalf of Neptune:

By Arms Reach Fisheries, LLC

6-25-09.

Date